Exhibit (11)


FUNCO, INC.
Statements Re:  Computation of Per Share Earnings
(In thousands, except per share data)

                                                          Quarter Ended               Six Months Ended
                                                   --------------------------    ----------------------------
                                                   September 29,   October 1,    September 29,     October 1,
                                                       1996           1995           1996             1995
                                                   -------------   ----------    -------------     ----------
Weighted average common shares outstanding ....        5,898          5,868           5,894           5,851
Weighted average number of common stock
equivalents:
     Stock options ............................          291             --              --              --
     Warrants .................................           30             --              --              --
                                                     -------        -------         -------         -------

Adjusted common equivalent shares outstanding..        6,219          5,868           5,894           5,851
                                                     =======        =======         =======         =======

Net income (loss) .............................      $    57        $  (841)        $  (252)        $(2,055)
                                                     =======        =======         =======         =======

Net income (loss) per common share ............      $  0.01        $ (0.14)        $ (0.04)        $ (0.35)
                                                     =======        =======         =======         =======